Exhibit 99.1

Atara Biotherapeutics Announces Third Quarter Financial Results and Operational Progress

Tab-cel Prescription Drug User Fee Act (PDUFA) Target Action Date of January 10, 2026

Atara has completed the transfer of substantially all tab-cel activities, including BLA sponsorship, and associated costs to Pierre Fabre Laboratories

Approval of BLA would unlock a $40 Million milestone payment from Pierre Fabre Laboratories

THOUSAND OAKS, Calif.—(BUSINESS WIRE)— Atara Biotherapeutics, Inc. (Nasdaq: ATRA), a leader in T-cell immunotherapy, leveraging its novel allogeneic Epstein-Barr virus (EBV) T-cell platform to develop transformative therapies for patients with cancer and autoimmune diseases, today reported financial results for the third quarter 2025 and business updates.

Tabelecleucel (tab-cel® or Ebvallo™) for Post-Transplant Lymphoproliferative Disease (PTLD)

The U.S. Food and Drug Administration (FDA) has accepted the filing of Atara’s Biologics License Application (BLA) for tabelecleucel (tab-cel®) indicated as monotherapy for treatment of adult and pediatric patients two years of age and older with Epstein-Barr virus positive post-transplant lymphoproliferative disease (EBV+ PTLD) who have received at least one prior therapy. There are no FDA approved therapies in this treatment setting.

The BLA has been granted Priority Review with a Class 2 Resubmission Prescription Drug User Fee Act (PDUFA) target action date of January 10, 2026.

Atara expects to receive an additional $40 million milestone payment from Pierre Fabre Laboratories contingent upon FDA approval of the tab-cel BLA.

In October, Atara completed the transfer of regulatory activities, including BLA sponsorship, to Pierre Fabre Laboratories. Atara will continue to support Pierre Fabre Laboratories, at Pierre Fabre Laboratories expense, with certain regulatory activities related to the BLA. Substantially all operational activities and associated costs related to tab-cel have been transitioned to Pierre Fabre Laboratories.

Corporate Updates

Strategic Alternatives Evaluation: As previously communicated, Atara continues to actively explore and assess potential strategic alternatives with the goal of maximizing shareholder value.

Organizational Restructuring: In October 2025, Atara announced a reduction in its workforce that impacted approximately 29% of its current employees, retaining approximately 15 employees essential to executing on the Company’s strategic priorities.

Financial Update:

Third Quarter 2025 Financial Results:

•	Cash, cash equivalents and short-term investments as of September 30, 2025, totaled $13.7 million, as compared to $22.3 million as of June 30, 2025

•

Net cash used in operating activities was $9.8 million for the third quarter 2025, as compared to $4.0 million in the same period in 2024. Net cash used in operating activities increased by $5.8 million year-over-year, primarily driven by a decrease in cash receipts from Pierre Fabre in the third quarter 2025 after the BLA acceptance milestone and a sale of tab-cel intermediates inventory were completed in the same period in 2024, this was partially offset by a decrease in operating expenses in the third quarter 2025.

•	Atara reported net loss of $4.3 million, or $0.32 per share for the third quarter 2025 as compared to $21.9 million or $2.93 per share for the same period in 2024.

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Total revenues were $3.5 million for the third quarter 2025, as compared to $40.2 million for the same period in 2024. Total revenues decreased by $36.7 million year-over-year, primarily due to the accelerated recognition of deferred revenue and additional upfront and milestone payments received in the same period 2024 as a result of the A&R Commercialization Agreement, effective December 2023. Additionally, due to the accelerated recognition of deferred revenue in the first and second quarters 2025 following the transition of manufacturing, development and safety responsibilities to Pierre Fabre Laboratories. As a result, less deferred revenue remained available for recognition in the comparative period.

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Total costs and operating expenses include non-cash stock-based compensation, depreciation and amortization expenses of $1.3 million for the third quarter 2025, as compared to $7.6 million for the same period in 2024.

•	Research and development expenses were $2.9 million for the third quarter 2025, as compared to $43.9 million for the same period in 2024.

•	Research and development expenses include $0.3 million of non-cash stock-based compensation expenses for the third quarter 2025, as compared to $2.9 million for the same period in 2024.

•	General and administrative expenses were $4.0 million for the third quarter 2025, as compared to $10.4 million for the same period in 2024.

•	General and administrative expenses include $0.9 million of non-cash stock-based compensation expenses for the third quarter 2025, as compared to $3.5 million for the same period in 2024.

2025 Outlook and Cash Runway:

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Under its commercialization agreement with Pierre Fabre Medicament, Atara is eligible to receive a $40 million milestone payment upon FDA approval of the tab-cel BLA. In addition, Atara will be eligible to receive double-digit tiered royalties as a percentage of net sales and milestones related to commercial sales of EBVALLO.

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We anticipate the full-year 2025 operating expenses will decrease by at least 60% compared to 2024, driven by the transition of substantially all tab-cel activities and associated costs to Pierre Fabre Laboratories as well as the implementation of operational efficiencies in the first half of the year.

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Atara projects that cash, cash equivalents and short-term investments as of September 30, 2025, combined with the net proceeds of the milestone payment upon tab-cel BLA approval under its commercialization agreement with Pierre Fabre Medicament, will provide significant cash runway and flexibility for the company to execute on its strategic priorities.

About Atara Biotherapeutics, Inc.

Atara is harnessing the natural power of the immune system to develop off-the-shelf cell therapies for difficult-to-treat cancers and autoimmune conditions that can be rapidly delivered to patients from inventory. With cutting-edge science and differentiated approach, Atara is the first company in the world to receive regulatory approval of an allogeneic T-cell immunotherapy. Our advanced and versatile T-cell platform does not require T-cell receptor or HLA gene editing and forms the basis of a diverse portfolio of investigational therapies that target EBV, the root cause of certain diseases. Atara is headquartered in Southern California. For more information, visit atarabio.com and follow @Atarabio on X and LinkedIn.

Forward-Looking Statements

This press release contains or may imply “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For example, forward-looking statements include statements regarding: (1) the development, timing and progress of tab-cel, including the timing for FDA review of the resubmission of the BLA, the potential characteristics and benefits of tab-cel, and the results of, and prospects for, the global partnership with Pierre Fabre Medicament involving tab-cel, and the potential financial benefits to Atara as a result of the global partnership with Pierre Fabre Medicament, including the receipt, timing and amount of any payments to be received by Atara thereunder; (2) Atara’s cash runway, receipt of potential milestone payments, and estimated reduction in operating expenses; and (3) Atara’s evaluation of strategic alternatives and ability to consummate one or more strategic transactions. Because such statements deal with future events and are based on Atara’s current expectations, they are subject to various risks and uncertainties and actual results, performance or achievements of Atara could differ materially from those described in or implied by the statements in this press release. These forward-looking statements are subject to risks and uncertainties, including, without limitation, risks and uncertainties associated with the costly and time-consuming pharmaceutical product development process and the uncertainty of clinical success; risks related to FDA’s review of the resubmitted BLA for tab-cel; our ability to access capital, and the sufficiency of Atara’s cash resources and access to additional capital on favorable terms or at all; the timing of the strategic review process; whether Atara will pursue any strategic alternatives; in the event Atara pursues a strategic alternative, that the strategic alternative may not be attractive or ultimately consummated; whether any strategic alternative will result in additional value for Atara and its stockholders; whether the process will have an adverse impact on Atara and other risks and uncertainties affecting Atara, including those discussed in Atara’s filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings and in the documents incorporated by reference therein. Except as otherwise required by law, Atara disclaims any intention or obligation to update or revise any forward-looking statements, which speak only as of the date hereof, whether as a result of new information, future events or circumstances or otherwise.

Financials

ATARA BIOTHERAPEUTICS, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	September 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$5,742	$25,030
Short-term investments	7,970	17,466
Restricted cash	—	146
Accounts receivable	1,913	1,482
Inventories	—	10,655
Other current assets	2,807	10,115

Total current assets	18,432	64,894
Property and equipment, net	147	1,294
Operating lease assets	10,707	39,807
Other assets	881	3,103

Total assets	$30,167	$109,098

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$318	$4,367
Accrued compensation	2,067	6,589
Accrued research and development expenses	342	7,984
Deferred revenue	1,011	95,092
Liability related to the sale of future revenues – current portion	9,670	382
Other current liabilities	4,649	20,160

Total current liabilities	18,057	134,574
Operating lease liabilities – long-term	15,005	29,914
Liability related to the sale of future revenues – long-term	31,976	38,624
Other long-term liabilities	1,763	3,269

Total liabilities	66,801	206,381
Commitments and contingencies (Note 9)
Stockholders’ equity (deficit):
Common stock—$0.0001 par value, 500,000 shares authorized as of September 30, 2025 and December 31, 2024; 7,210 and 5,859 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	1	1
Additional paid-in capital	1,981,822	1,957,261
Accumulated other comprehensive income (loss)	2	8
Accumulated deficit	(2,018,459)	(2,054,553)

Total stockholders’ equity (deficit)	(36,634)	(97,283)

Total liabilities and stockholders’ equity (deficit)	$30,167	$109,098

ATARA BIOTHERAPEUTICS, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Commercialization revenue	$3,453	$40,190	$119,177	$96,187
Costs and operating expenses:
Cost of commercialization revenue	115	7,602	21,108	14,214
Research and development expenses	2,925	43,924	37,668	122,762
General and administrative expenses	3,987	10,421	21,976	30,446

Total costs and operating expenses	7,027	61,947	80,752	167,422

Income (loss) from operations	(3,574)	(21,757)	38,425	(71,235)
Other income (expense), net:
Interest income	204	459	583	1,513
Interest expense	(909)	(1,183)	(2,898)	(3,598)
Other income (expense), net	4	555	15	617

Total other income (expense), net	(701)	(169)	(2,300)	(1,468)

Income (loss) before provision for (benefit from) income taxes	(4,275)	(21,926)	36,125	(72,703)
Provision for (benefit from) income taxes	28	(17)	31	7

Net income (loss)	$(4,303)	$(21,909)	$36,094	$(72,710)
Other comprehensive gain (loss):
Unrealized gain (loss) on available-for-sale securities	2	36	(6)	226

Comprehensive income (loss)	$(4,301)	$(21,873)	$36,088	$(72,484)

Basic earnings (loss) per common share	$(0.32)	$(2.93)	$2.96	$(11.34)

Diluted earnings (loss) per common share	$(0.32)	$(2.93)	$2.93	$(11.34)

Basic and diluted weighted-average shares outstanding	13,564	7,466	12,185	6,414

Diluted weighted-average shares outstanding	13,564	7,466	12,319	6,414

Investor and Media Relations

Amber Daugherty

Sr. Director, Strategy and Operations

adaugherty@atarabio.com